Exhibit 99.1

Press Release

Gulfport Energy Corporation Announces Completion of Credit Facility Refinancing and Provides Operational Update

OKLAHOMA CITY (October 6, 2010) Gulfport Energy Corporation (NASDAQ: GPOR) today announced the closing of a new senior secured revolving credit facility and provided an update on its operational activities.

Credit Facility

On September 30, 2010, Gulfport entered into a new $100 million senior secured revolving credit facility with The Bank of Nova Scotia, as administrative agent, letter of credit issuer and lead arranger, and Amegy Bank National Association. The new revolving credit facility matures on September 30, 2013 and has an initial borrowing base availability of $50 million. As of September 30, 2010, Gulfport had an outstanding balance of $45.7 million drawn against the new revolving credit facility. The amounts borrowed under the new revolving credit facility were used to pay off Gulfport’s existing revolving credit facility and term loan, each with Bank of America, N.A., as administrative agent.

Commenting on the agreement, Mike Moore, Vice President and Chief Financial Officer for Gulfport Energy Corporation, said, “We are pleased to close our new credit facility and begin building relationships with two financial institutions that have a strong presence in oil and gas lending. This new credit facility provides Gulfport with an expanded borrowing base while accomplishing our goal of extending maturity of our outstanding indebtedness.”

Operational Update

In Southern Louisiana, Gulfport continues to execute an active 2010 capital program. At West Cote Blanche Bay (“WCBB”), Gulfport currently has one barge rig working and is drilling ahead at 8,690 feet on the 19th well of 2010 at the field. At Hackberry, Gulfport recently finished drilling its fourth and fifth wells of 2010 at the field. After releasing the barge rig, both wells were successfully completed in the Lower Miocene and initial tests indicate them to be solid producers. Currently, preparations are underway for the arrival of a land rig at Hackberry within one week to drill the sixth well of 2010 at the field. To date, Gulfport has achieved a 100% success rate from its 2010 drilling activities in Southern Louisiana.

In the Permian, 15 gross (6.75 net) wells have been drilled and four gross (two net) up-hole recompletions have been performed on our acreage year-to-date. At present, two rigs are active on Gulfport’s acreage in the Permian and are drilling ahead on the 16th and 17th gross wells of 2010.

In Canada, Grizzly Oil Sands ULC (“Grizzly”), a company in which Gulfport holds an approximate 25% interest, recently awarded the engineering and procurement contract for Grizzly’s proposed steam assisted gravity drainage (“SAGD”) facility at Algar Lake to SNC-Lavin. Work is underway out of Grizzly’s Calgary office and the detailed design of the project is expected to be complete by April 2011. The proposed SAGD facility at Algar Lake will employ a proven SAGD plant process but apply a new and unique modular plant design. The execution plan is based on engineering and constructing a completely modularized processing facility capable of being trucked to the site. Field construction requirements will be limited to placing and interconnecting the modules followed by commissioning of the facility.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport recently acquired an acreage position in the Niobrara Shale of Western Colorado. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Investor & Media Contact:

Paul K. Heerwagen

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888